Exhibit 99.1

BRINKER INTERNATIONAL PROVIDES BUSINESS UPDATE AND WITHDRAWS GUIDANCE IN RESPONSE TO COVID-19

DALLAS (December 16, 2020) – Brinker International, Inc. (NYSE: EAT) today announced selected business results and a withdrawal of financial guidance for the second quarter of fiscal 2021 as Chili's® Grill & Bar and Maggiano's Little Italy® restaurants are impacted by dining room closures and capacity limitations per state and local guidelines.
“While positive Chili’s traffic in October generated a strong start to the quarter, the recent rise in COVID-19 cases has resulted in dining room closures and capacity limitations that will prevent us from achieving our plans for the second quarter,” said Wyman Roberts, chief executive officer of Brinker International. “As we work through this short-term change in the operational environment, we are confident in our continued ability to outperform the sector and the ability of our strategies to deliver long-term growth.”
BUSINESS UPDATE
Brinker is providing the following intra-quarter updates for the second quarter of fiscal 2021 to help investors understand the recent impact of COVID-19 on the Company’s business:

	Company-Owned Comparable Restaurant Sales(1)
	Fiscal 21 vs Fiscal 20
	Month or Week Ended
	October 28	11/4/2020	11/11/2020	11/18/2020	11/25/2020	12/2/2020	12/9/2020
Chili’s	(1.0)%	(3.9)%	(5.7)%	(6.5)%	(13.3)%	(13.8)%	(12.3)%
Maggiano’s	(34.0)%	(44.1)%	(42.4)%	(44.5)%	(39.4)%	(53.8)%	(63.9)%
Company-owned	(4.9)%	(8.9)%	(10.3)%	(11.4)%	(16.4)%	(21.1)%	(21.7)%
(1)Comparable restaurant sales exclude new restaurants until they have been in operation for more than 18 months. Comparable restaurant sales include sales of virtual brands generated from those restaurants.

•As of October 28, 2020, approximately 92% of Chili’s and 90% of Maggiano’s restaurants were operating with open dining rooms. As a result of government mandates to close dining rooms, as of December 9, 2020, approximately 77% of Chili’s and 69% of Maggiano’s restaurants were operating with dining rooms open.
•Chili’s continues to outpace the casual dining industry and grow market share. According to the most recent third-party data from Knapp-Track, Chili’s comparable restaurant sales have been on average more than 12 percentage points better than comparable restaurant sales for the casual dining industry during our second quarter, and Chili’s comparable restaurant traffic has been on average approximately 16 percentage points better than comparable restaurant traffic for the casual dining industry for the same period.
•Brinker continues to maintain adequate operating liquidity with total available liquidity of approximately $646 million as of December 11, 2020, including revolver availability of approximately $593 million and cash of approximately of $53 million.

GUIDANCE WITHDRAWAL
The Company is withdrawing its financial guidance for the second quarter of fiscal 2021 as a result of recent dining room restrictions and COVID-19 related impacts.
FORWARD CALENDAR
The Company expects to return to its normal quarterly business update schedule. Our next earnings release call for the second quarter of fiscal 2021 will be on January 27, 2021.
ABOUT BRINKER
Brinker International, Inc. is one of the world's leading casual dining restaurant companies. Based in Dallas, Texas, as of September 23, 2020, Brinker owned, operated, or franchised 1,660 restaurants under the names Chili's® Grill & Bar (1,607 restaurants) and Maggiano's Little Italy® (53 restaurants).
FORWARD-LOOKING STATEMENTS
The statements contained in this release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release are based on information available to us as of the date any such statements are made and we assume no obligation to update these forward-looking statements except as required by law. Forward-looking statements are based on our current plans and expectations and involve risks and uncertainties which could cause actual results to differ materially from those projected in forward-looking statements. These risks and uncertainties are, in many instances, beyond our control. Such risks and uncertainties include, among other things, health epidemics or pandemics (such as COVID-19), the impact of competition, changes in consumer preferences, consumer perception of food safety, reduced disposable income, unfavorable publicity, increased minimum wages, governmental regulations, the impact of mergers, acquisitions, divestitures and other strategic transactions, the Company's ability to meet its business strategy plan, third party delivery risks, loss of key management personnel, failure to hire and retain high-quality restaurant management, the impact of social media, failure to protect the security of data of our guests and team members, product availability, regional business and economic conditions, litigation, franchisee success, downgrades in our credit ratings, inflation, changes in the retail industry, technology failures, failure to protect our intellectual property, outsourcing, impairment of goodwill or assets, failure to maintain effective internal control over financial reporting, actions of activist shareholders, adverse weather conditions, terrorist acts, health epidemics or pandemics, and tax reform, as well as the risks described under the caption "Risk Factors" in our most-recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.
SOURCE: Brinker International, Inc. 1-800-775-7290, media.requests@brinker.com
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